Exhibit 10.9
PELOTON INTERACTIVE, INC.
441 9th Ave
New York, NY 10001

January 13, 2023

Leslie Berland
151 E 80th St, Apt. 12A
New York, NY 10075

Dear Leslie:

Peloton Interactive, Inc. (the "Company") is pleased to offer you employment on the following terms:

1.    Position. Your initial title will be Chief Marketing Officer and you will report to the Company's Chief Executive Officer, Barry McCarthy. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.    Cash Compensation. The Company will pay you a starting salary at the rate of $1,000,000.00 per year, payable in accordance with the Company's standard payroll schedule. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time.

3.    Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company's vacation policy, as in effect from time to time.

4.    Equity. Subject to the approval of the Company's Board of Directors or its Compensation Committee, you will be eligible to receive an equity award of the Company's Common Stock valued at $9,000,000.00 in the aggregate on the date of grant. You will be able to elect to receive this award in the form of stock options, restricted stock units or a 50/50 combination of the two (collectively, "Equity Award"). The Equity Award will be subject to the terms and conditions applicable under the Company's 2019 Equity Incentive Plan (the "Plan") or equivalent Plan, as described in the Plan and the applicable Stock Option or Restricted Stock Unit Agreement. You shall vest as to 25% of the Equity Award on the
1-year anniversary of the grant date and as to 1116th of the Equity Award on each Quarterly Vesting Date thereafter, subject to your continuous service through each such date (as set forth in Stock Option Agreement or Restricted Stock Unit Agreement). A "Quarterly Vesting Date" is the first trading day on or after each of September 15, December 15, March 15, and June 15. More information on the timing to make your election and the differences between the equity choices will be provided to you prior to your election deadline.

5.    You will be a participant in the Company's Severance and Change in Control Plan (the "Severance Plan"), as a Tier 1 participant, provided that (a) for the avoidance of doubt, clause (ii)

of the Good Reason definition in the Severance Plan will include, without limitation, your ceasing to be the Chief Marketing Offer of the entity that is the ultimate parent entity of the Company (or its successor), if there is such a parent entity or, if there is no such parent company, you ceasing to serve as the Chief Marketing Officer of the Company, or your ceasing to serve as the Chief Marketing Officer of a publicly-traded company, in any such case, during the Change in Control Period (as defined in the Severance Plan, subject to clause (b)) and (b) the "Change in Control Period" shall also include the 120-day period immediately prior to a Change in Control. In the event the Company's Severance Plan is terminated or amended, provisions no less favorable than those under the Severance Plan as of the Commencement Date, as modified by this Section 6, shall apply to you.

Notwithstanding anything in the Severance Plan to the contrary, if you experience a Covered Termination (as defined in the Severance Plan) during the 120-day period immediately prior to a Change in Control, then (i) your cash severance payable pursuant to Section 3.1(a) of the Severance Plan shall be paid in 12 monthly installments, beginning as soon as administratively practicable following the date the Release (as defined in the Severance Plan) is not subject to revocation (and, in any event, within 60 days following the date of the Covered Termination), (ii) any incremental amounts that would have been payable under Section 3.2(a) of the Severance Plan in excess of amounts payable under Section 3.l(a) of the Severance Plan (treating such termination as if it were a Covered Termination following a Change in Control) will be paid to you in a single lump sum on the date of the Change in Control, and (iii) any outstanding Company equity awards that are held by you on the termination date shall vest in accordance with Section 3.l(c) of the Severance Plan, and any portion of any such Company equity awards that are not then vested shall remain outstanding and eligible to vest upon the Change in Control pursuant to Section 3.2(c) of the Severance Plan (and, if a Change in Control does not occur within 120 days following your termination date, the remaining unvested portion of any such Company equity awards (i.e., after giving effect to Section 3.l(c) of the Severance Plan) shall be forfeited without consideration on the last day of such 120-day period).

6.    Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

7.    Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be "at will", meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8.    Tax Matters.

(a)    Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
(b)    Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

9.    Arbitration. You and the Company shall submit to mandatory and exclusive binding arbitration any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the State of New York, New York County, before a single neutral arbitrator, in accordance with AAA Employment Arbitration Rules and Procedures in effect at that time (currently available at: https://adr.org/sites/default/files/EmploymentRules Web 2.pdf). The parties hereby waive any rights they may have to have any such claims tried before a judge or jury. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

10.    Coverage Under Directors' and Officers' Liability Insurance Policies; Indemnification. The Company agrees to indemnify you to the maximum extent permitted by applicable law and the Company's by-laws for your services rendered as an officer and director of the Company and to maintain directors' and officers' liability insurance policies covering you on a basis no less favorable than provided to other directors and senior executives, which indemnification and coverage shall continue as to you even if you have ceased to be a director, officer or employee of the Company with respect to acts or omissions which occurred prior to such cessation.
11.    Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New York in connection with any Dispute or any claim related to any Dispute.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. In addition, your employment is contingent on a satisfactory review of a background check and upon your starting work with the Company on a future date which is to be decided upon by both parties.

If you have any questions, please feel free to reach out.

Very truly yours,

PELOTON INTERACTIVE, INC.

/s/ Barry McCarthy

Signature of Chief Executive Officer

By: Barry McCarthy
Title: Chief Executive Officer

I have read and accept this employment offer:

/s/ Leslie Berland
Signature of Employee

Dated: 01/13/2023

Attachment
Exhibit A: Proprietary Information and Inventions Agreement
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